Table of Contents

Banco Bradesco S.A.
Exhibit 7.1

	December 31,

	2004		2005		2006
	Preferred	Common	Preferred	Common	Preferred	Common

Dividend per share

Actual dividends declared (in millions of reais)	R$ 694	R$ 631	R$ 976	R$ 905	R$ 1,132	R$ 1,028

Weigthed average number of shares outstanding	944,327,192	957,064,460	973,893,242	977,180,608	981,672,582	980,383,482

Dividend per share	R$0.74	R$0.66	R$1.00	R$0.96	R$1.16	R$1.05